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           UNITED ARTISTS ENTERTAINMENT EMPLOYEE STOCK OWNERSHIP PLAN
      DIRECTION FOR VOTING TELE-COMMUNICATIONS, INC. CLASS A COMMON STOCK

The undersigned hereby directs Colorado National Bank (the "Trustee"), as trustee of the United Artists Entertainment Employee Stock Ownership Plan (the
"ESOP"), to vote, as designated below, all of the shares of Class A Common Stock of Tele-Communications, Inc. (the "Company") held of record by the Trustee on behalf of the undersigned under the ESOP as of June 15, 1994, at the Special
Meeting of Stockholders to be held on August 4, 1994 and at any adjournment or postponement thereof.

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
1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF
   JANUARY 27, 1994, AS AMENDED, AMONG THE COMPANY, LIBERTY MEDIA CORPORATION,
   TCI/LIBERTY HOLDING COMPANY, TCI MERGERCO, INC. AND LIBERTY MERGERCO, INC.

              / / FOR          / / AGAINST          / / ABSTAIN

2. PROPOSAL TO APPROVE AND ADOPT THE TCI/LIBERTY HOLDING COMPANY 1994 STOCK
   INCENTIVE PLAN.

              / / FOR          / / AGAINST          / / ABSTAIN

3. THE TRUSTEE IS AUTHORIZED TO VOTE IN ITS DISCRETION UPON SUCH OTHER BUSINESS
   AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

                          (CONTINUED FROM OTHER SIDE)

THE SHARES OF THE COMPANY'S CLASS A COMMON STOCK ALLOCATED TO YOUR ACCOUNT UNDER THE ESOP ON THE RECORD DATE WILL BE VOTED AS YOU SPECIFY ON THE FRONT OF THIS CARD. UNLESS OTHERWISE SPECIFIED, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 SET FORTH ON THE FRONT OF THIS CARD.
                                             DATED:                       , 1994
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                                             SIGNATURE

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  PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.
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